Exhibit (d)(26)(i)(A)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of April 4, 2014, as amended, (“Amendment No. 2”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and BlackRock Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (“BlackRock” or “Adviser”).

FMG LLC and BlackRock agree to modify the Investment Advisory Agreement dated as of May 1, 2011, as amended, (“Agreement”) as follows:

1. New Portfolios. FMG LLC hereby appoints BlackRock to serve as the Adviser to an Allocated Portion of each of AXA/Horizon Small Cap Value Portfolio, AXA/Lord Abbett Micro Cap Portfolio, AXA/Morgan Stanley Small Cap Growth Portfolio and AXA/Pacific Global Small Cap Value Portfolio (“New Portfolios”).

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the following Portfolios or an Allocated Portion of a Portfolio, as applicable: EQ/BlackRock Basic Value Equity Portfolio, EQ/Equity Growth PLUS Portfolio, EQ/Franklin Core Balanced Portfolio, EQ/Global Bond PLUS Portfolio and EQ/Large Cap Value PLUS Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to each Portfolio specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond August 31, 2014 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolios specified in Amendment No. 2, the Agreement will continue in effect for a period of two years beginning April 4, 2014 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. References to the “Portfolio” in the Agreement shall be deemed references to “Allocated Portion of the Portfolios”, as applicable.

5. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

6. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		BLACKROCK INVESTMENT MANAGEMENT LLC

By:	/s/ Steven M. Joenk	By:	/s/ Michael G. Saliba
	Steven M. Joenk Chairman, Chief Executive Officer and President		Name: Michael G. Saliba Title: Managing Director

APPENDIX A

AMENDMENT NO. 2

TO THE

INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT LLC

Related Portfolios	Annual Advisory Fee Rate***

Basic Value Portfolios, which shall consist of the

EQ/BlackRock Basic Value Equity Portfolio

and Other Allocated Portion(s)** identified directly below (collectively, referred to as “Basic Value Portfolios”):

EQ/Equity Growth PLUS Portfolio*,**

EQ/Large Cap Value PLUS Portfolio*,**

AXA Conservative Multimanager Fund, a series of the

AXA Offshore Multimanager Funds Trust*,**

AXA Moderate Multimanager Fund, a series of the

AXA Offshore Multimanager Funds Trust*,**

AXA Aggressive Multimanager Fund, a series of the

AXA Offshore Multimanager Funds Trust*,**

.40% of the Basic Value Portfolios’ average daily net assets up to and including $100 million; 0.375% of the Basic Value Portfolios’ average daily net assets in excess of $100 million up to and including $300 million; 0.35% of the Basic Value Portfolios’ average daily net assets in excess of $300 million up to and including $500 million; 0.325% of the Basic Value Portfolios’ average daily net assets in excess of $500 million up to and including $1 billion; and 0.30% in excess of $1 billion.

Portfolio	Annual Advisory Fee Rate

EQ/Global Bond PLUS Portfolio* EQ/Franklin Core Balanced Portfolio* AXA/Horizon Small Cap Value Portfolio* AXA/Morgan Stanley Small Cap Growth Portfolio* AXA/Pacific Global Small Cap Value Portfolio*	0.02% of the Allocated Portion’s average daily net assets.

AXA/Lord Abbett Micro Cap Portfolio*	0.05% of the Allocated Portion’s average daily net assets up to and including $100 million; and 0.03% in excess of $100 million.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which is referred to as an “Allocated Portion.”
**	Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Basic Value Portfolios.”)
***	The daily advisory fee for the Basic Value Portfolios is calculated by multiplying the aggregate net assets of the Basic Value Portfolios at the close of the immediately preceding day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion used in the fee calculation.